Filed pursuant to Rule 433

Registration No. 333-283277

GENERAL MILLS, INC.

PRICING TERM SHEET

November 18, 2024

$750,000,000 4.875% Notes due 2030

$750,000,000 5.250% Notes due 2035

Issuer:	General Mills, Inc.

Issuer Ratings & Outlook*:	Baa2 / BBB (Stable/Stable) (Moody’s/S&P)

Offering Format:	SEC Registered

Trade Date:	November 18, 2024

Settlement Date**:	November 21, 2024 (T+3)

Day Count Convention:	30 / 360

Title:	$750,000,000 4.875% Notes due 2030 $750,000,000 5.250% Notes due 2035

Principal Amount:	2030 Notes: $750,000,000 2035 Notes: $750,000,000

Maturity Date:	2030 Notes: January 30, 2030 2035 Notes: January 30, 2035

Coupon (Interest Rate):	2030 Notes: 4.875% 2035 Notes: 5.250%

Price to Public:	2030 Notes: 99.541% of the principal amount 2035 Notes: 99.484% of the principal amount

Yield to Maturity:	2030 Notes: 4.973% 2035 Notes: 5.314%

Spread to Benchmark Treasury:	2030 Notes: +70 bps 2035 Notes: +90 bps

Benchmark Treasury:	2030 Notes: UST 4.125% due October 31, 2029 2035 Notes: UST 4.250% due November 15, 2034

Benchmark Treasury Price / Yield:	2030 Notes: 99-11/ 4.273% 2035 Notes: 98-22/ 4.414%

Interest Payment Dates:	2030 Notes: Semi-annually on each January 30 and July 30, commencing July 30, 2025 2035 Notes: Semi-annually on each January 30 and July 30, commencing July 30, 2025

CUSIP / ISIN:	2030 Notes: 370334 DA9 / US370334DA90 2035 Notes: 370334 DB7 / US370334DB73

Optional Redemption Provisions:

Make-whole Redemption:	2030 Notes: At any time prior to December 30, 2029 at a discount rate of T+15 basis points 2035 Notes: At any time prior to October 30, 2034 at a discount rate of T+15 basis points

Par Redemption:	2030 Notes: At any time on or after December 30, 2029 at 100% 2035 Notes: At any time on or after October 30, 2034 at 100%

Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. BofA Securities, Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	Rabo Securities USA, Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Bancroft Capital, LLC Cabrera Capital Markets LLC Independence Point Securities LLC Siebert Williams Shank & Co., LLC

*	Note: A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect to deliver the notes against payment for the notes on the third business day following the date of the pricing of the notes (“T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the date of delivery may be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on November 18, 2024 relating to its Prospectus dated November 15, 2024.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.